Exhibit 10.5

NOTICE OF GRANT OF [INCENTIVE/NON-QUALIFIED] STOCK OPTION AWARD

PRIMO WATER CORPORATION
2019 OMNIBUS LONG-TERM INCENTIVE PLAN

FOR GOOD AND VALUABLE CONSIDERATION, Primo Water Corporation (the “Company”) hereby grants, pursuant to the provisions of the Company’s 2019 Omnibus Long-Term Incentive Plan (the “Plan”), to the Optionee designated in this Notice of Grant of [Incentive/Non-Qualified] Stock Option Award (the “Notice”) an option to purchase the number of shares of the Common Stock of the Company set forth in the Notice (the “Shares”), subject to certain restrictions as outlined below in this Notice and the additional provisions set forth in the attached Terms and Conditions of Stock Option Award (collectively, the “Agreement”).

Optionee:[__________]	Type of Option: [Incentive/Non-Qualified] Stock Option
Exercise Price per Share: $____	Date of Grant: ____________
Total Number of Shares Granted: _______	Expiration Date: ____________
Vesting Schedule: Subject to the Terms and Conditions and the provisions of the Plan, this Option shall vest and become exercisable, in accordance with the following schedule, in the event the Optionee does not have a Separation from Service prior to the applicable vesting date:
Date of Vesting First Anniversary of Grant Date Second Anniversary of Grant Date Third Anniversary of Grant Date	Cumulative Amount Vested 33-1/3% 66-2/3% 100%
If the number of Shares subject to this Option vesting as of a vesting date is a fractional number, the number vesting will be rounded down to the nearest whole number with any fractional portion carried forward.

Acceleration of Vesting: Notwithstanding the foregoing Vesting Schedule, the Option shall be deemed fully vested and exercisable in the event of the Optionee’s death or Disability. Further, vesting of the Option shall be accelerated in accordance with the terms of any applicable employment, change in control or similar agreement between the Optionee and the Company or an Affiliate which is in effect during the Term (the “Employment Agreement”).

Exercise After Separation from Service:

Separation from Service for any reason other than death, Disability or for Cause: any non-vested portion of the Option expires immediately and any vested portion of the Option remains exercisable for [thirty (30) days] following the Separation from Service;

Separation from Service due to death or Disability: the entire Option, including any non-vested portion for which vesting is accelerated above, is exercisable by the Optionee (or the Optionee’s beneficiary in the event of the Optionee’s death) for [twelve (12) months] following the Optionee’s Separation from Service;

Separation from Service for Cause: the entire Option, including any vested and non-vested portion, expires immediately upon Separation from Service.

In no event may this Option be exercised after the Expiration Date as provided above.

By signing below, the Optionee agrees that this [Incentive/Non-Qualified] Stock Option Award is granted under and governed by the terms and conditions of the Company’s 2019 Omnibus Long-Term Incentive Plan and the attached Terms and Conditions.

Optionee	Primo Water Corporation

By:
Title:
Date:	Date:

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TERMS AND CONDITIONS OF STOCK OPTION AWARD

1.    Grant of Option. The Option granted to the Optionee and described in the Notice of Grant is subject to the terms and conditions of the Plan, which is incorporated by reference in its entirety into these Terms and Conditions of Stock Option Award.

The Board of Directors of the Company has authorized and approved the 2019 Omnibus Long-Term Incentive Plan (the “Plan”), which has been approved by the stockholders of the Company. The Committee has approved an award to the Optionee of a number of shares of the Company’s Common Stock, conditioned upon the Optionee’s acceptance of the provisions set forth in the Notice and these Terms and Conditions within 60 days after the Notice and these Terms and Conditions are presented to the Optionee for review. For purposes of the Notice and these Terms and Conditions, any reference to the Company shall include a reference to any Affiliate.

If designated in the Notice of Grant as an Incentive Stock Option (“ISO”), this Option is intended to qualify as an Incentive Stock Option as defined in Section 422 of the Code. Nevertheless, to the extent that the Option fails to meet the requirements of an ISO under Section 422 of the Code, this Option shall be treated as a Non-qualified Stock Option (“NSO”).

The Company intends that this Option not be considered to provide for the deferral of compensation under Section 409A of the Code and that this Agreement shall be so administered and construed. Further, the Company may modify the Plan and this Award to the extent necessary to fulfill this intent.

2.    Exercise of Option.

(a)     Right to Exercise. This Option shall be exercisable, in whole or in part, during its term in accordance with the Vesting Schedule set out in the Notice of Grant and with the applicable provisions of the Plan and this Agreement. No Shares shall be issued pursuant to the exercise of an Option unless the issuance and exercise comply with applicable laws. Assuming such compliance, for income tax purposes the Shares shall be considered transferred to the Optionee on the date on which the Option is exercised with respect to such Shares. The Committee may, in its discretion and pursuant to its administrative authority under Section 3.1 of the Plan, (i) accelerate vesting of the Option, or (ii) extend the applicable exercise period of the Option.

(b)     Method of Exercise. The Optionee may exercise the Option by delivering an exercise notice in a form approved by the Company (the “Exercise Notice”) which shall state the election to exercise the Option, the number of Shares with respect to which the Option is being exercised, and such other representations and agreements as may be required by the Company. The Exercise Notice shall be accompanied by payment of the aggregate Exercise Price as to all Shares exercised. This Option shall be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by the aggregate Exercise Price.

3.     Method of Payment. If the Optionee elects to exercise the Option by submitting an Exercise Notice under Section 2(b) of this Agreement, the aggregate Exercise Price (as well as any applicable withholding or other taxes) shall be paid by cash or check; provided, however, that the Committee may accept, in its discretion, payment in any of the following forms, or a combination of them:

(a)     cash or check;

(b)     a “net exercise” under which the Company reduces the number of shares of Common Stock issued upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate Exercise Price and any applicable withholding, or such other consideration received by the Company under a cashless exercise program approved by the Company in connection with the Plan;

(c)     surrender of other shares of Common Stock owned by the Optionee which have a Fair Market Value on the date of surrender equal to the aggregate Exercise Price of the exercised Shares and any applicable withholding; or

(d)     any other consideration that the Committee deems appropriate and in compliance with applicable law.

4.    Restrictions on Exercise. This Option may not be exercised if the issuance of the Shares upon exercise or the method of payment of consideration for those shares would constitute a violation of any applicable law, regulation or Company policy.

5.    Non-Transferability of Option. This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of the Optionee only by the Optionee [; provided, however, that the Optionee may transfer the Option (i) pursuant to a qualified domestic relations order (as defined by the Code or the rules thereunder) or (ii) to any Family Member of the Optionee in accordance with Section 17.11.2 of the Plan by delivering to the Company a Notice of Assignment in a form acceptable to the Company. No transfer or assignment of the Option to or on behalf of a Family Member under this Section 5 shall be effective until the Company has acknowledged such transfer or assignment in writing].1 The terms of the Plan and this Option Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

6.    Term of Option. This Option may be exercised only within the term set out in the Notice of Grant, and may be exercised during such term only in accordance with the Plan and the terms of this Agreement.

7.    Withholding.

(a)     The Committee shall determine the amount of any withholding or other tax required by law to be withheld or paid by the Company with respect to any income recognized by the Optionee with respect to the Option Award.

(b)     The Optionee shall be required to meet any applicable tax withholding obligation in accordance with the provisions of Section 17.3 of the Plan.

(c)     Subject to any rules prescribed by the Committee, the Optionee shall have the right to elect to meet any withholding requirement, or the Company may require such obligations (up to maximum statutory rates) to be satisfied, in whole or in part, (i) by having withheld from this Award at the appropriate time that number of whole shares of common stock whose Fair Market Value is equal to the amount of any taxes required to be withheld with respect to such Award, (ii) by direct payment to the Company in cash of the amount of any taxes required to be withheld with respect to such Award or (iii) by a combination of shares and cash.

8.    Defined Terms. Capitalized terms used but not defined in the Notice and these Terms and Conditions shall have the meanings set forth in the Plan, unless such term is defined in any employment or similar agreement between the Optionee and the Company or an Affiliate. Any terms used in the Notice and these Terms and Conditions, but defined in an employment or similar agreement with the Optionee are incorporated herein by reference and shall be effective for purposes of the Notice and these Terms and Conditions without regard to the continued effectiveness of such employment or similar agreement.

1 Language to be included in NSO Option Award.

9.    Optionee Representations. The Optionee hereby represents to the Company that the Optionee has read and fully understands the provisions of the Notice, these Terms and Conditions and the Plan and the Optionee’s decision to participate in the Plan is completely voluntary. Further, the Optionee acknowledges that the Optionee is relying solely on his or her own advisors with respect to the tax consequences of this Stock Option Award.

10.  Regulatory Limitations on Exercises. Notwithstanding the other provisions of this Agreement, the Committee shall have the sole discretion to impose such conditions, restrictions and limitations (including suspending the exercise of the Option and the tolling of any applicable exercise period during such suspension) on the issuance of Common Stock with respect to this Option unless and until the Committee determines that such issuance complies with (i) any applicable registration requirements under the Securities Act or the Committee has determined that an exemption therefrom is available, (ii) any applicable listing requirement of any stock exchange on which the Common Stock is listed, (iii) any applicable Company policy or administrative rules, and (iv) any other applicable provision of state, federal or foreign law, including foreign securities laws where applicable.

11.  Miscellaneous.

(a)     Notices. All notices, requests, deliveries, payments, demands and other communications which are required or permitted to be given under these Terms and Conditions shall be in writing and shall be either delivered personally or sent by registered or certified mail, or by private courier, return receipt requested, postage prepaid to the parties at their respective addresses set forth herein, or to such other address as either shall have specified by notice in writing to the other. Notice shall be deemed duly given hereunder when delivered or mailed as provided herein.

(b)     Waiver. The waiver by any party hereto of a breach of any provision of the Notice or these Terms and Conditions shall not operate or be construed as a waiver of any other or subsequent breach.

(c)     Entire Agreement. These Terms and Conditions, the Notice, the Plan and any applicable Employment Agreement constitute the entire agreement between the parties with respect to the subject matter hereof.

(d)     Binding Effect; Successors. These Terms and Conditions shall inure to the benefit of and be binding upon the parties hereto and to the extent not prohibited herein, their respective heirs, successors, assigns and representatives. Nothing in these Terms and Conditions, express or implied, is intended to confer on any person other than the parties hereto and as provided above, their respective heirs, successors, assigns and representatives any rights, remedies, obligations or liabilities.

(e)     Governing Law. The Notice and these Terms and Conditions shall be governed by and construed in accordance with the laws of the State of North Carolina without giving effect to the principles of conflicts of law, provided that the provisions set forth herein that are required to be governed by the Delaware General Corporation Law shall be governed by such law.

(f)     Headings. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of these Terms and Conditions.

(g)     Conflicts; Amendment. The provisions of the Plan are incorporated in these Terms and Conditions in their entirety. In the event of any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan shall control. Further, in the event of any conflict between the provisions of this Agreement and any Employment Agreement, the provisions of such Employment Agreement shall control. The Agreement may be amended at any time by the Committee, provided that no amendment may, without the consent of the Optionee, materially impair the Optionee’s rights with respect to the Option.

(h)     No Right to Continued Employment. Nothing in the Notice or these Terms and Conditions shall confer upon the Optionee any right to continue in the employ or service of the Company or affect the right of the Company to terminate the Optionee’s employment or service at any time.

(i)     Further Assurances. The Optionee agrees, upon demand of the Company or the Committee, to do all acts and execute, deliver and perform all additional documents, instruments and agreements which may be reasonably required by the Company or the Committee, as the case may be, to implement the provisions and purposes of the Notice and these Terms and Conditions and the Plan.

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